                                                                      EXHIBIT 12


                             KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES

                          Computation of Ratio of Earnings to Fixed Charges
                                     (Dollar amounts in millions)

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

                                                                                Three Months
                                            Year Ended December 31             Ended March 31
                                    --------------------------------------     ---------------
                                     1993    1992    1991    1990    1989       1994     1993
                                    ------  ------  ------  ------  ------     ------   ------
CONSOLIDATED COMPANIES
  Income before income taxes....... $713.0  $461.9  $684.3  $660.8  $630.8     $183.6   $174.7
  Interest expense ................  112.6    99.4   102.1    88.1    68.2       31.1     26.1
  Interest factor in rent expense..   23.1    26.4    22.6    20.8    11.0        6.2      7.2
  Amortization of capitalized
    interest ......................    5.7     5.7     4.7     4.1     3.4        1.4      1.4

EQUITY AFFILIATES
  Share of 50%-owned:
    Income before income taxes ....   34.6    39.3    28.2    21.3    19.8        9.5      6.5
    Interest expense ..............    7.6     3.1     5.1     8.6     8.8        1.9      2.0
    Interest factor in rent expense     .6      .6      .7      .7      .5         .1       .1
    Amortization of capitalized
      interest ....................     .6      .3      .2      .2      .1         .1       .1
  Distributed income of less than
    50%-owned .....................   41.4    41.7    43.4    33.2    39.2          -        -
                                    ------  ------  ------  ------  ------     ------   ------

Earnings .......................... $939.2  $678.4  $891.3  $837.8  $781.8     $233.9   $218.1
                                    ------  ------  ------  ------  ------     ------   ------
                                    ------  ------  ------  ------  ------     ------   ------



CONSOLIDATED COMPANIES
    Interest expense ............   $112.6  $ 99.4  $102.1  $ 88.1  $ 68.2     $ 31.1   $ 26.1
    Capitalized interest ........     19.0    18.6    14.7    20.3    20.2        2.3      6.1
    Interest factor in rent
       expense ..................     23.1    26.4    22.6    20.8    11.0        6.2      7.2

EQUITY AFFILIATES
    Share of 50%-owned:
      Interest expense and
         capitalized interest ...      8.1     8.1     7.1     9.0     9.3        1.9      2.1
      Interest factor in rent
         expense ................       .6      .6      .7      .7      .5         .1       .1
                                    ------  ------  ------  ------  ------     ------   ------

Fixed charges ...................   $163.4  $153.1  $147.2  $138.9  $109.2     $ 41.6   $ 41.6
                                    ------  ------  ------  ------  ------     ------   ------
                                    ------  ------  ------  ------  ------     ------   ------

         Ratio of earnings to
           fixed charges ........     5.75    4.43(a) 6.06    6.03    7.16       5.62     5.24
                                    ------  ------  ------  ------  ------     ------   ------
                                    ------  ------  ------  ------  ------     ------   ------


(a)  The 1992 ratio of earnings to fixed charges excluding the pretax restructuring charge of
     $250.0 million was 6.06.

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